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[KPMG PEAT MARWICK LLP LETTERHEAD]


                                                                   EXHIBIT 16.1




March 23, 1998



Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Stanadyne Automotive Holding Corp. and, under the date of February 7, 1997, except for the first paragraph of Note 19, which is as of December 11, 1997, we reported on the consolidated financial statements of Stanadyne Automotive Holding Corp. and subsidiaries as of December 31, 1996 and for the years ended December 31, 1996 and 1995. On December 11, 1997, our appointment as principal accountants was terminated. We have read Stanadyne Automotive Corp.'s statements included under "Changes in and Disagreements With Accountants on Accouting and Financial Disclosure" in this Amendment No.1 to Registration Statement 333-45823 of the Stanadyne Automotive Corp. Form S-4 Registration statement and we agree with such statements, except that we are not in the position to agree or disagree with Stanadyne Automotive Corp.'s stated reason for changing principal accountants.

Very truly yours,

KPMG PEAT MARWICK LLP